UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 4, 2019

MORNINGSTAR, INC.

(Exact name of registrant as specified in its charter)

Illinois	000-51280	36-3297908
(State or other	(Commission	(I.R.S. Employer
jurisdiction	File Number)	Identification No.)
of incorporation)

22 West Washington Street
Chicago, Illinois	60602
(Address of principal executive offices)	(Zip Code)

(312) 696-6000
(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common stock, no par value	MORN	The Nasdaq Stock Market LLC

Item 7.01. Regulation FD Disclosure.

The following information is included in this Current Report on Form 8-K as a result of Morningstar, Inc.’s policy regarding public disclosure of corporate information. Answers to additional inquiries, if any, that comply with this policy are scheduled to become available around November 8, 2019.

Caution Concerning Forward-Looking Statements

This current report on Form 8-K contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others,

•	liability for any losses that result from an actual or claimed breach of our fiduciary duties;
•	failing to maintain and protect our brand, independence, and reputation;
•	failing to differentiate our products and continuously create innovative, proprietary research tools;
•	liability related to the storage of personal information related to individuals as well as portfolio and account-level information;
•	inadequacy of our business continuity program in the event of a material emergency or adverse political or regulatory developments;
•	failing to respond to technological change, keep pace with new technology developments, or adopt a successful technology strategy;
•	trends in the asset management industry, including the decreasing popularity of actively managed investment vehicles and increased industry consolidation;
•	an outage of our database, technology-based products and services, or network facilities or the movement of parts of our technology infrastructure to the public cloud;
•	compliance failures, regulatory action, or changes in laws applicable to our investment advisory or credit rating operations;
•	volatility in the financial sector, global financial markets, and global economy and its effect on our revenue from asset-based fees and credit ratings business;
•	the failure of acquisitions and other investments to produce the results we anticipate;
•	the failure to recruit, develop, and retain qualified employees;
•	challenges faced by our non-U.S. operations, including the concentration of data and development work at our offshore facilities in China and India;
•	liability relating to the acquisition or redistribution of data or information we acquire or errors included therein; and
•	the failure to protect our intellectual property rights or claims of intellectual property infringement against us.

Investor Questions and Answers: October 4, 2019

We encourage current shareholders, potential shareholders, and other interested parties to send questions to us in writing and make written responses available on a regular basis. The following answers respond to selected questions received through September 30, 2019.

If you would like to submit a question, please send an e-mail to investors@morningstar.com or write to us at the following address:

Morningstar, Inc.

Investor Relations

22 W. Washington St.

Chicago, IL 60602

DBRS Acquisition

1.	DBRS 1H19 operating margin is 5.9%, much lower than Morningstar’s. Are there any one-offs in 1H19 that need adjusting for?

The pro forma financial statements that were filed on September 17, 2019 included several adjustments to DBRS’s historical operating expenses. One of the most material adjustments derives from our preliminary valuation of the net identifiable assets of DBRS, which valued intangible assets (customer relationships, developed technology and trademarks) at $288.2 million. Based on the useful life assumptions outlined in the pro forma statement footnotes, annual amortization expense works out to $33.8 million, or $16.9 million in the 1H19 period.

We believe it is helpful to look at results excluding amortization expense so as not to burden the business with the impacts of purchase accounting and to get a better view of DBRS’s underlying operating income. When we stated that DBRS operating margins were similar to overall Morningstar’s margins upon the announcement of the transaction, we were not assuming any impact of purchase accounting adjustments. This exclusion results in a 19.7% adjusted operating margin for DBRS in the six months ended June 30, 2019 versus the 5.9% you referenced above. The same exclusion in the full year ended November 30, 2018, results in an adjusted operating margin of 25.3% for DBRS.

2.	DBRS contribution to group profits would’ve been negative in FY19 and the deal is dilutive on a pro-forma FY18 and 1H19 basis – is it fair to say synergies are important for making the deal accretive in FY20?

The dilution from the transaction is primarily due to the impact of the purchase accounting adjustments referenced above and the incremental interest expense from the debt used to finance the transaction. As presented, pro forma consolidated net income was $1.66 per diluted share for the six months ended June 30, 2019 and $4.18 per diluted share for the year ended December 31, 2018. These compare to Morningstar’s historical results of $1.75 per diluted share and $4.25 per diluted share for the same periods. Excluding the non-cash intangible amortization, pro forma consolidated net income per share would be $1.85 for the six months ended June 30, 2019 and $4.49 for the year ended December 31, 2018. We believe that this lens provides a cleaner view of earnings per share on more of a cash basis, which leads to accretion of $0.10 and $0.24 per share, respectively for those periods presented in the pro forma statements.

Furthermore, DBRS’s audited statement of cash flows underscores the company’s strong cash generation. DBRS reported CAD $34.9 million and CAD $42.6 million of cash from operating activities for the 12-month periods ended November 30, 2018 and 2017. After subtracting capital expenditures, free cash flow was CAD $27.2 million and CAD $39.2 million for the same periods.

When we announced the deal in May, we highlighted DBRS’s strong cash flow and stated that success for the transaction is not solely dependent on synergies. We believe the combination of Morningstar and DBRS will enhance scale and provide us with even better opportunity to take share in a growing, global market, so it’s fair to say that we are viewing this acquisition through a growth lens. That being said, we are focused on making sure we operate the business efficiently and plan to take advantage of certain cost saving opportunities as we combine operations and integrate.

3.	DBRS benefited from tax assets in its P&L – was this a one-off? What is the tax rate for the group going forwards? The pro-forma P&L has a 16% effective tax rate – is this too low?

Purchase accounting effects also impact the effective tax rates presented in the pro formas. In the full year period ended December 31, 2018, the effective tax rate for the consolidated entity was 16.3%. In the six-month period ended June 30, 2019, our combined effective tax rate was 22.5%. We believe the latter period is a better representation of the go-forward tax rate, which isn’t very different from the mid-20s tax rate we referenced in our March 12, 2018 8-K when we answered another investor’s question about tax rates following implementation of the Tax Cuts and Jobs Act.

4.	Can you confirm that $5M per quarter is a good number to use as incremental interest expense from new DBRS deal borrowings?

As disclosed in the footnotes to the pro forma statements, in the six months ended June 30, 2019, we estimated $10.7 million of interest expense and amortization of debt issuance fees, or approximately $5.3 million per quarter, on new borrowings incurred to finance the DBRS deal. While $5 million a quarter is a reasonable assumption in the near term, future interest expense will be dependent on our pace of debt repayment.

5.	How does issuance volume differ in structured products vs. the overall issuance volume of global credit ratings (does it follow a similar pattern? Counter cyclical? Seasonality? Etc.)?

Structured finance issuance is only loosely correlated with debt issued by corporates or banks. While the overall activity in capital markets, the state of the economy, and refinancing needs are important drivers of all debt issuance, the successful placement of new structured finance debt depends on additional factors such as the risk and liquidity premiums of structured products compared to unsecured debt, the availability of funding alternatives provided by banks and insurance companies, and regulatory treatment of structured finance products. These additional factors reduce or increase the relative attractiveness of structured finance issuance compared to the issuance by corporates and banks.

6.	Who previously owned DBRS?

U.S. private equity firms Carlyle Group and Warburg Pincus acquired DBRS in March 2015. Prior to that, DBRS was majority-owned by its founder, Walter Schroeder.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORNINGSTAR, INC.

Date: October 4, 2019	By:	/s/ Jason Dubinsky
Jason Dubinsky
Chief Financial Officer